Exhibit 99.1

MESTEK, INC.

260 North Elm Street, Westfield, MA 01085 (413) 568-9571 www.mestek.com

Contact: John E. Reed
Westfield Massachusetts	(413) 568-9571

August 14, 2006

Mestek today reported its second quarter 2006 results of operations:

MESTEK INC. (MCC)	EARNINGS DIGEST

Quarter ended June 30:	2006	2005

Revenues from Continuing Operations	$96,095,000	$90,536,000

Income from Continuing Operations	2,340,000	1,598,000
Income from Operations of Discontinued Business (Omega-Flex spin-off)	---	1,734,000

Net Income	$2,340,000	$3,332,000

Basic and Diluted Earnings per Share:
Income from Continuing Operations	$0.27	$0.19
Income from Operations of Discontinued Business (Omega-Flex spin-off)	--	0.20

Net Income	$0.27	$0.39

Basic and Diluted Weighted Average Shares Outstanding	8,732,000	8,628,000

Six-months ended June 30:

Revenues from Continuing Operations	$186,876,000	$175,417,000

Income from Continuing Operations	2,566,000	1,483,000
Income from Operations of Discontinued Business (Omega-Flex spin-off)	---	3,188,000

Net Income	$2,566,000	$4,671,000

Basic and Diluted Earnings per Share:
Income from Continuing Operations	$0.29	$0.17
Income from Operations of Discontinued Business (Omega-Flex spin-off)	--	0.37

Net Income	$0.29	$0.54

Basic and Diluted Weighted Average Shares Outstanding	8,732,000	8,614,000

John E Reed, Chairman and CEO, indicated as follows:

The Company’s Income from Continuing Operations was up substantially in the quarter ended June 30, 2006 versus the quarter ended June 30, 2005 reflecting improved operating results from certain HVAC segment operations and substantially improved results from the Company’s Metal Forming segment.

The Company’s 2005 Income from Discontinued Operations relates to its former subsidiary, Omega Flex, Inc., which was successfully “spun-off” on July 29, 2005 and now trades on the NASDAQ national market under the symbol OFLX.